EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Terrence Bowshier

VP - Director of Investor Relations

(614) 464-5078

State Auto Financial Reports Impact of Storm Activity

Columbus, Ohio (April 20, 2006) – State Auto Financial Corporation (NASDAQ: STFC) today announced its estimates of 2006 catastrophic storm activity through April 15, 2006. The company expects that first quarter earnings, scheduled to be released on April 25, will include between $10 and $12 million in pre-tax catastrophe losses related to storm activity. The company has also set preliminary estimates for catastrophic storm activity, occurring in the first two weeks of April, at between $22 and $28 million in pre-tax losses.

STFC Chairman, President and CEO Bob Restrepo stated, “The impact of catastrophe losses through March of 2006 is fairly typical of our first quarter experience over the last ten years. However, the storms that hit the Midwest in the first two weeks of April will contribute significantly more losses to STFC’s second quarter 2006 results than the relatively low $3.2 million of catastrophe losses posted for the second quarter in 2005.

“Our claims staff continues to work hard to provide our policyholders the overwhelming service they expect from State Auto,” added Restrepo.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,300 independent insurance agents associated with approximately 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.